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EXHIBIT 12

                       DONALDSON, LUFKIN & JENRETTE, INC.

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                                                                  For the Six
                                                    For the Years Ended                           Months Ended
                               --------------------------------------------------------------     ------------
                                  1994        1995         1996         1997        1998              6/99
Earnings:
  Income before provision
    for income taxes           $  205,000   $  298,500   $  473,800   $  661,100   $  600,500      $  456,000

Add: Fixed Charges
  Interest expense (gross)      2,116,655    2,699,769    2,865,800    4,012,209    4,501,242       2,231,466

    Interest factor in rents       18,565       22,064       25,515       29,351       38,517          23,688
                               ----------   ----------   ----------   ----------   ----------      ----------

    Total fixed charges         2,135,220    2,721,833    2,891,315    4,041,560    4,539,759       2,255,154

Earnings before fixed
  charges, and provision
  for income taxes             $2,340,220   $3,020,333   $3,365,115   $4,702,660   $5,140,259      $2,711,154
                               ==========   ==========   ==========   ==========   ==========      ==========

Ratio of earnings to fixed
  charges                            1.10         1.11         1.16         1.16         1.13            1.20
                               ==========   ==========   ==========   ==========   ==========      ==========